UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2007

XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

Cayman Islands	1-10809	98-0191089
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Preference Share Offering

          On March 12, 2007, XL Capital Ltd (the “Company”) and J.P. Morgan Securities Inc., Citigoup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein (the “Underwriters”), entered into an underwriting agreement (the “Agreement”) pursuant to which the Underwriters agreed to purchase, subject to and upon terms and conditions set forth in the Agreement, an aggregate of 1,000,000 of the Company’s Fixed/Floating Series E Perpetual Non-Cumulative Preference Ordinary Shares, liquidation preference US$1,000 per share (the “Series E Preference Shares”). A copy of the Underwriting Agreement is filed as an exhibit hereto.

          Until April 15, 2017, dividends on the Series E Preference Shares will be payable semiannually on a non-cumulative basis, when, as and if declared by the Company’s board of directors, on April 15 and October 15 of each year at a fixed rate equal to 6.500% per annum on the liquidation preference. From and after April 15, 2017, dividends on the Series E Preference Shares will be payable quarterly on a non-cumulative basis, when, as and if declared by the Company’s board of directors, on January 15, April 15, July 15 and October 15 of each year at a floating rate equal to three-month LIBOR plus 2.4575% on the liquidation preference. Dividends on the Series E Preference Shares, if declared, will be payable commencing on October 15, 2007. The Series E Preference Shares will be perpetual securities with no fixed maturity date and will not be convertible into any of the Company’s other securities. The Company received net proceeds of approximately $983 million from the offering.

          The Series E Preference Shares were offered and sold by the Company pursuant to its registration statement on Form S-3ASR (File No. 333-130036) filed by the Company with the Securities Exchange Commission (the “Commission”), and the related prospectus supplement, dated March 12, 2007 (the “Prospectus Supplement”), with respect to the Series E Preference Shares. The terms of the Series E Preference Shares are set forth in the Prospectus Supplement as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on March 13, 2006.

          On March 12, 2007, in connection with the transaction described above, the Company approved the terms of the Series E Preferred Shares by resolution of a Committee of the Board of Directors of the Company. An extract of these resolutions is filed as an exhibit hereto.

Replacement Capital Covenant

          On March 15, 2007, in connection with the sale of the Series E Preference Shares, the Company entered into a Replacement Capital Covenant (the “Replacement Capital Covenant”), whereby the Company agreed for the initial benefit of the holders of the Company’s 6.375% senior notes due 2024 (the “Senior Notes”) that all or any part of the Series E Preference Shares will not be redeemed or purchased by the Company on or before April 15, 2047, unless during the six months on or prior to the date of that redemption or purchase, the Company receives a specified amount of proceeds from the sale of ordinary shares and certain other securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Series E Preference Shares being redeemed or purchased at that time. A copy of the Replacement Capital Covenant is filed as an exhibit hereto.

          In order to give effect to the intent of the Company set forth in Recital C of the Replacement Capital Covenant, the Company is entering into and disclosing the content of the Replacement Capital Covenant with the intent that the covenants provided for in the Replacement Capital Covenant be enforceable by each Covered Debtholder (as defined in the Replacement Capital Covenant), and that the Company be estopped from disregarding its covenants in the Replacement Capital Covenant. Initially, the holders of the Senior Notes will be the Covered Debtholders, although such designation may change without the consent of the holders of the Senior Notes. The Replacement Capital Covenant may be terminated if (i) holders of at least a majority by principal amount of the then-effective series of covered debt consent or agree in writing to terminate the Replacement Capital Covenant, (ii) the Company no longer has outstanding any indebtedness that qualifies as covered debt or (iii) the Company no longer has any outstanding Series E Preference Shares. In addition, if not earlier terminated, the Replacement Capital Covenant will terminate on April 15, 2047; provided, however, that the April 15, 2047 termination date may be extended at the Company’s option. A copy of the Replacement Capital Covenant is filed as an exhibit hereto.

          The foregoing descriptions of the Underwriting Agreement and the Replacement Capital Covenant do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the Replacement Capital Covenant, both of which are filed as exhibits hereto and are incorporated by reference herein.

Item 3.03.	Material Modification to Rights of Security Holders.

          The disclosure contained and the exhibits identified in Item 1.01, “Entry into a Material Definitive Agreement,” of this current report on Form 8-K are hereby incorporated by reference into this Item 3.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

1.1

Underwriting Agreement, dated March 12, 2007, among XL Capital Ltd and J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein.

4.1	Form of Series E Preference Share Certificate.

4.2	Extract of the Minutes of a Meeting of a Committee of the Board of Directors pursuant to Article 75 of the Company’s Articles of Association held on March 12, 2007.

10.1	Replacement Capital Covenant, dated March 15, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2007

XL CAPITAL LTD
(Registrant)

By:	/s/ Kirstin Romann Gould

	Name:	Kirstin Romann Gould
	Title:	Secretary